Exhibit 99.1

For Immediate Release on Wednesday, March 2, 2011

GASCO ENERGY ANNOUNCES FOURTH QUARTER AND

YEAR-END 2010 FINANCIAL RESULTS

DENVER — March 2, 2011 /PRNewswire-FirstCall/ — Gasco Energy (NYSE Amex: GSX) today announced financial and operating results for the fourth quarter and full-year ended December 31, 2010.

Full-year 2010 Financial Results

For the year-ended December 31, 2010, Gasco reported net income of $10.1 million, or $0.08 per share, as compared to a net loss in 2009 of $50.2 million, or $0.47 per share.  Included in the 2010 results are derivative gains of $11.3 million attributed to hedge effect, of which a gain of $4.5 million consisting of a $1.6 million realized gain and a $2.9 million unrealized gain related to commodity derivatives and an unrealized gain of $6.8 million related to an embedded derivative associated with the Company’s convertible notes.  Also included in the 2010 results is a second quarter 2010 one-time, non-cash gain on extinguishment of debt of $15.8 million which is associated with the second quarter 2010 exchange transaction of 2011 Notes for 2015 Notes.

Excluding the effect of the non-cash items associated with the convertible note transactions, Gasco would have posted a net loss of $0.9 million, a non-GAAP measure, or $0.01 per share for the full-year 2010.  A reconciliation of non-GAAP results to net income is included in the financial tables later in this news release.

Included in the full-year 2009 operating expenses are unrealized derivative losses of $1.5 million attributed to hedge effect and a non-cash charge of $41.0 million related to impairments to the carrying value of oil and gas properties that were incurred during 2009.  The Company did not incur any impairment charges during 2010.

Oil and gas sales for 2010 increased by 25% to $19.7 million, as compared to $15.7 million for the same period in 2009.  The year-over-year increase in oil and gas sales is primarily attributed to a 29% increase in prices received for sales of Gasco’s natural gas and a 42% increase in prices received for oil volumes, offset in part by a 4% decrease in equivalent production during the comparable annual periods.

Gasco’s average realized gas price was $4.15 per thousand cubic feet of natural gas (Mcf) for 2010, including the effect of hedges, compared to $3.23 per Mcf for 2009, also including the effect of hedges.  The Company’s risk management activities increased its average gas price by $0.38 per Mcf during 2010.  Prior to the impact of hedges, the Company’s average price received for its natural gas production during 2010 was approximately $3.77 per Mcf as compared to $2.17 per Mcf in the prior-year period.

The average realized oil price for 2010 was $64.45 per barrel, as compared to $45.47 per barrel for 2009.  Gasco does not hedge its crude oil volumes.

Gasco’s total assets at December 31, 2010 were $80.0 million, as compared to $104.7 million at year-end 2009.  The year-over-year decrease in total assets is attributed primarily to the first quarter 2010 midstream assets disposition.  Stockholders’ equity at December 31, 2010 was $41.9 million, as compared to a deficit of $4.2 million at year-end 2009.  The increase in stockholders’ equity is attributed to (1) the gain on the extinguishment of debt when the 2011 Notes were exchanged for the 2015 Notes; (2) the reclassification of a derivative representing the cash conversion feature of the 2015 Notes which was eliminated when Gasco received shareholder approval to issue the common stock underlying the notes; and (3) the issuance of preferred stock in connection with the 30% auto conversion of the 2015 Notes.

Net cash provided by operating activities during 2010 was $3.6 million, as compared to $16.2 million in the comparable 2009 reporting period.  Net cash provided by investing activities during 2010 was $18.5 million, as compared to net cash used in investing activities in 2009 of $10.3 million.  The increase in net cash provided by investing activities is primarily attributed to $23.0 million in proceeds from the sale of the Company’s midstream assets during the year.  Cash and investments were $2.0 million at December 31, 2010.

As of December 31, 2010, Gasco had a $250 million credit facility with JPMorgan, of which $16.0 million was available for borrowing capacity with $6.5 million drawn on the facility.

Full-year 2010 Unit Cost and Expense Comparisons

Lease operating expense (LOE) for 2010 was $6.0 million, as compared to $4.4 million in 2009.  On a per-unit basis, 2010’s LOE was $1.38 per thousand cubic feet of natural gas equivalent (Mcfe), as compared to $0.96 per Mcfe in 2009.  The 36%increase in LOE is primarily attributed to an increase in operating expenses ($0.39 per Mcfe higher) and to higher production taxes ($0.03 per Mcfe higher).  The increase in LOE is also attributed to a $0.8 million increase in water disposal fees and to higher workover expense.  Since disposing of its evaporative facilities in the first quarter of 2010, the Company now pays a third-party operator for these services.

Transportation and processing expense was $3.0 million during 2010, or $0.69 per Mcfe.  The Company did not incur transportation and processing expense in 2009 as it operated its own gathering system during that time.

Depletion, depreciation and amortization (DD&A) was $3.6 million for 2010, as compared to $5.6 million for the 2009.  On a per-unit basis, DD&A for 2010 was $0.82 per Mcfe, as compared to $1.23 per Mcfe in the 2009 reporting period, a 33% decrease.  The year-over-year decrease in DD&A is primarily attributed to the first quarter 2010 sale of the Company’s gathering assets and evaporative facilities.

The Company reported general and administrative expense (G&A) of $6.7 million for 2010, versus $8.1 million in 2009.  On a per-unit basis, total G&A for 2010 was $1.55 per Mcfe, as compared to $1.80 per Mcfe for the same period in 2009.  G&A expense for 2010 includes $1.4 million of non-cash, stock-based compensation expense, or, on a per-unit basis, $0.31 per Mcfe, as compared to the prior-period total of $1.9 million, or $0.43 per Mcfe.  The 17% decrease in total G&A during 2010 is primarily attributed to salary reductions, certain legal reimbursements, decreased consulting fees and a decrease in stock-based compensation due to the vesting of certain stock options.

Interest expense for 2010 was $17.7 million, as compared to $5.6 million in the prior-year period, primarily due to the non-cash interest that was recorded in connection with the 30% auto conversion of its convertible notes.

Unit Cost Analysis

	Year-ended Dec. 31, 2010	Year-ended Dec. 31, 2009	% Chg.
Production in Natural Gas Equivalent (Mcfe)	4,348,331	4,527,755	-4%
Average Price Received Gas ($ Mcf)	$4.15	$3.23	29%
Average Price Received Oil ($ Bbl)	64.45	45.47	42%
Lease Operating Expense ($ Mcfe)	1.38	0.96	44%
Production Tax ($ Mcfe)	0.20	0.17	18%
DD&A Expense ($ Mcfe)	0.82	1.23	-33%
G&A Expense ($ Mcfe)	1.55	1.80	-14%
Non-cash Stock-based Compensation Expense ($ Mcfe)	0.31	0.43	28%

Fourth Quarter 2010 Financial Results

Oil and gas sales for the fourth quarter 2010 decreased by approximately 6.7% totaling $4.2 million, as compared to $4.5 million for the same period in 2009.  The decrease in oil and gas sales is primarily attributed to an 11% decrease in prices received for sales of Gasco’s natural gas partially offset by a 1.3% increase in equivalent production during the comparable reporting periods.

Gasco’s average realized gas price was $3.64 per Mcf for the fourth quarter of 2010, including the effect of hedges, as compared to $4.09 per Mcf for the fourth quarter of 2009, also including the effect of hedges.  The Company’s risk management activities increased its average gas price by $0.69 per Mcf during the fourth quarter of 2010.  Prior to the impact of hedges, the Company’s average price received for its natural gas production during the fourth quarter of 2010 was approximately $2.95 per Mcf as compared to $3.82 per Mcf in the prior-year period.

The average realized oil price was $69.95 per barrel for the fourth quarter of 2010, as compared to $55.79 per barrel for the fourth quarter of 2009, a 25% increase.  Gasco does not hedge its crude oil volumes.

For the fourth quarter 2010, Gasco reported a net loss of $2.8 million, or $0.03 per share, as compared to net income of $0.443 million, or $0.00 per share, for the same period in 2009.  Included in the fourth quarter 2010results are derivative losses of $0.052 million attributed to hedge effect, of which a loss of $0.746 million is unrealized and a gain of $0.694 million is realized.  Excluding non-cash items, Gasco would have reported a net loss for the fourth quarter 2010 of $2.1 million, or $0.02 per share, a non-GAAP measure.

Quarterly and Annual Production

Estimated cumulative net production for the quarter-ended December 31, 2010 was 1,057 million cubic feet of natural gas equivalent (MMcfe), as compared to 1,043 MMcfe in the year-ago period, a 1% increase.  Estimated cumulative net production for the year-ended December 31, 2010 was 4,348 MMcfe, a decrease of 4% as compared to full-year 2009 net production of 4,528 MMcfe.  Included in the full-year 2010 equivalent calculation is 40,532 barrels of liquid hydrocarbons, a decrease of 4% when compared to 2009 liquids volumes of 42,151 barrels. Net production changes are attributed to normal production declines in existing wells, which are partially offset by the completion of new wells and recompletions of existing wells.

Since beginning its up-hole recompletion program in February 2010, Gasco has successfully completed the initial stages on one Upper Mancos well (none in Q410) and recompleted 22 gross wells (8.5 net), with six gross wells (2.0 net) occurring in the fourth quarter.  The Company continues its strong results from the low-cost, reduced-risk program, resulting in steady and predictable production from the new recompletions.

At December 31, 2010, Gasco operated 133 gross wells.  Gasco currently has an inventory of 19 operated wells with up-hole recompletions and has one Upper Mancos well awaiting initial completion activities.  The Company does not have a drilling rig under contract at this time, as was the case for all of 2010.

Subsequent Events

On January 25, 2011, the Company announced its initial capital expenditure budget of $6.0 million for its 2011 oil and gas activities.  The budget allocates $2.4 million for uphole recompletions in the Uinta Basin, $1.6 million for the drilling and completion of two Green River Formation oil wells in the Uinta Basin and $2.0 million which may be allocated to additional investment in existing and new California oil and gas prospects in the San Joaquin Basin.

As part of its drilling plans for 2011, and to take advantage of higher oil prices, the Company has elected to accelerate the timing of its Green River oil drilling program while deferring the majority of its gas-focused uphole recompletion program until the second half of 2011.  The initial two Green River oil wells are expected to spud in May 2011, with productions results anticipated in the third quarter of 2011.  Gasco intends to contract a drilling rig on a two-well contract and plans to drill the wells consecutively before releasing the rig.  The Company expects only modest declines in natural gas volumes during the first half of the year and intends to complete the remainder of its 2011 gas well recompletion program in the second half of 2011.  Capital plans for California remain unchanged.

2010 Proved Reserves

As previously announced, Gasco’s 2010 year-end total proved reserves totaled 42.5 billion cubic feet of natural gas equivalent, comprised of 39.7billion cubic feet of natural gas and 465,000 barrels of liquids.  Gasco’s reserve mix is 93% natural gas and 7% liquid hydrocarbons, including condensate volumes.  At year-end 2010, 100% of Gasco’s reserves were classified as proved developed.  The price deck used for calculating 2010 proved reserves was $3.62 per MMBtu of natural gas and $64.97 per barrel of crude oil.  Based on these prices, the estimated discounted net present value of Gasco’s proved reserves, before projected income taxes, using a 10% per annum discount rate (“PV-10”) was $46.9 million at December 31, 2010.

Risk Management

At recent production levels, approximately 58% of Gasco’s net production volumes were hedged through the following instruments:

Gasco 2011-2012 Agreements

Agreement Type	Remaining Term	Quantity	Fixed Price Counterparty Payer	Floating Price Gasco Payer (a)
Swap	1/11 – 3/11	3,000 MMBtu per day	$4.825 / MMBtu	NW Rockies
Swap (b)	1/11 – 3/11	2,000 MMBtu per day	$4.418 / MMBtu	NW Rockies
Swap	1/11 – 12/11	2,000 MMBtu per day	$4.000 / MMBtu	NW Rockies

Agreement Type	Remaining Term	Quantity	Contract
Costless Collar	1/12 – 12/12	2,000 MMBtu per day	$4.25 / MMBtu floor $5.12 MMBtu ceiling

(a)	Northwest Pipeline Rocky Mountains — Inside FERC first of month index price
(b)	Weighted average price from June 2009 through March 2011.

Teleconference Call

A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m. EST on Thursday, March 3, 2011 to discuss 2010 financial and operating results.  You are invited to participate in the call which will be broadcast live over the Internet and via teleconference.

Date:	Thursday, March 3, 2011

Time:	11:00 a.m. EST
10:00 a.m. CST
9:00 a.m. MST
8:00 a.m. PST

Call:	(866) 392-4171 (US/Canada) and (706) 634-6345 (International), Passcode / Conference ID #: 44062805

Internet:	Live and rebroadcast over the Internet: log on to http://www.videonewswire.com/event.asp?id=76797

Replay:	Available through Thursday, March 10, 2011 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode 44062805and for 30 days at http://www.gascoenergy.com

About Gasco Energy

Denver-based Gasco Energy, Inc. (NYSE Amex: GSX) is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases.  Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit http://www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

Forward-looking Statements

Certain statements set forth in this press release relate to management’s future plans, objectives and expectations.  Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. These statements express, or are based on, management’s expectations about future events. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “foresee,” or “continue” or the negative thereof or similar terminology.

Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable under the circumstances, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken.  Forward-looking statements involve assumptions which may be inaccurate, and known and unknown risks and uncertainties (some of which are beyond Gasco’s control),that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.  Some of the key factors that may cause actual results to vary from those Gasco expects include the consummation of recently announced asset sales or transactions on a timely basis; inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices; competition from other companies with greater resources; environmental and other government regulations, including new or proposed legislation; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described in (1) Part I, “Item 1A—Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 2, 2011, and (2) Gasco’s reports and registration statements filed from time to time with the SEC.

Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf.  Gasco cannot assure you that its future results will meet its expectations.  When you consider these forward-looking statements, you should keep in mind these factors.  All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors.  Gasco’s forward-looking statements speak only as of the date made.  Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.

The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Beginning with year-end reserves for 2009, the SEC permits the optional disclosure of probable and possible reserves. Gasco has elected not to disclose Gasco’s probable and possible reserves in its filings with the SEC.

[Financial and Operational Tables Accompany this News Release]

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 2, 2011.

GASCO ENERGY, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,994,542	$10,577,340
Accounts receivable
Joint interest billings	1,296,719	857,405
Revenue	2,423,114	2,979,726
Inventory	1,773,079	1,019,913
Derivative instruments	193,959	—
Prepaid expenses	121,637	292,421
Total	7,803,050	15,726,805

PROPERTY, PLANT AND EQUIPMENT, at cost
Oil and gas properties (full cost method)
Proved properties	263,104,555	254,682,870
Unproved properties	35,941,100	38,638,936
Facilities and equipment	1,120,134	971,890
Furniture, fixtures and other	240,659	333,049
Total	300,406,448	294,626,745
Less accumulated depletion, depreciation, amortization and impairment	(230,701,994)	(227,291,163)
Total	69,704,454	67,335,582
Assets held for sale, net of accumulated depreciation	—	20,155,544
Total	69,704,454	87,491,126

NON-CURRENT ASSETS
Deposit	639,500	139,500
Note receivable	500,000	500,000
Deferred financing costs	1,363,425	884,282
	2,502,925	1,523,782

TOTAL ASSETS	$80,010,429	$104,741,713

GASCO ENERGY, INC.

CONSOLIDATED BALANCE SHEETS (continued)

	December 31,
	2010	2009

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$2,111,192	$1,110,259
Revenue payable	2,598,693	2,245,545
Advances from joint interest owners	1,164,414	—
5.5% Convertible Senior Notes due 2011	400,000	—
Derivative instruments	—	1,932,513
Accrued interest	591,751	844,108
Accrued expenses	1,191,000	1,215,106
Total	8,057,050	7,347,531

NONCURRENT LIABILITIES
5.5% Convertible Senior Notes due 2011	—	65,000,000
5.5% Convertible Senior Notes due 2015, net of unamortized discount of $25,682,484	19,485,516	—
Long-term debt	6,544,969	34,544,969
Deferred income from sale of assets	2,868,081	—
Derivative instruments	—	761,092
Asset retirement obligation related to assets held for sale	—	206,595
Asset retirement obligation	1,119,561	1,054,370
Deferred rent expense	—	20,555
Total	30,018,127	101,587,581

COMMITMENTS AND CONTINGENCIES (NOTE 14)

STOCKHOLDERS’ EQUITY (DEFICIT)
Series B Convertible Preferred stock - $.001 par value; 20,000 shares authorized; zero shares outstanding	—	—
Series C Convertible Preferred stock - $0.001 par value; 2,000,000 shares authorized; 225,600 shares outstanding	226	—
Common stock - $.0001 par value; 300,000,000 shares authorized; 121,255,748 shares issued and 121,182,048 share outstanding as of December 31, 2010; 107,789,597 shares issued and 107,715,897 shares outstanding as of December 31, 2009	12,126	10,779
Additional paid-in-capital	257,327,315	221,327,257
Accumulated deficit	(215,274,120)	(225,401,140)
Less cost of treasury stock of 73,700 common shares	(130,295)	(130,295)
Total	41,935,252	(4,193,399)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$80,010,429	$104,741,713

GASCO ENERGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2010	2009	2008

REVENUES
Gas	$17,053,924	$13,801,679	$32,328,579
Oil	2,612,233	1,916,757	3,306,253
Gathering	595,942	5,004,204	4,796,409
Rental income	—	366,399	1,426,932
Total	20,262,099	21,089,039	41,858,173

OPERATING EXPENSES
Lease operating	6,022,845	4,352,006	6,653,698
Gathering operations	375,848	2,670,176	3,457,593
Transportation and processing	3,002,719	—	—
Depletion, depreciation and amortization	3,565,672	5,555,095	9,476,944
Impairment	—	41,000,000	3,500,000
Contract termination fee	—	4,701,000	—
Loss (gain) on sale of assets, net	34,726	794,922	(318,740)
General and administrative	6,743,539	8,130,151	9,211,806
Total	19,745,349	67,203,350	31,981,301

OPERATING INCOME (LOSS)	516,750	(46,114,311)	9,876,872

OTHER INCOME (EXPENSE)
Interest expense	(17,683,753)	(5,617,750)	(5,151,136)
Derivative gains	11,316,191	1,510,522	9,761,826
Gain on extinguishment of debt	15,772,441	—	—
Amortization of deferred income from sale of assets	168,710	—	—
Interest income	36,681	33,368	26,383
Total	9,610,270	(4,073,860)	4,637,073

NET INCOME (LOSS)	$10,127,020	$(50,188,171)	$14,513,945

NET INCOME (LOSS) PER COMMON SHARE
BASIC	$0.08	$(0.47)	$0.14
DILUTED	$0.08	$(0.47)	$0.13

GASCO ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$10,127,020	$(50,188,171)	$14,513,945
Adjustment to reconcile net income (loss) to net cash provided by operating activities
Depletion, depreciation, amortization, accretion and impairment expense	3,565,672	46,555,095	12,976,944
Stock-based compensation	1,365,264	1,944,775	3,102,998
Gain on extinguishment of debt	(15,772,441)	—	—
Change in fair value of derivative instruments	(9,727,956)	11,549,552	(9,199,706)
Amortization of debt discount, deferred expenses and other	13,734,361	1,377,509	188,684
Changes in operating assets and liabilities:
Accounts receivable	117,298	5,427,455	247,547
Inventory	(799,092)	3,257,440	(2,698,902)
Prepaid expenses	170,784	(103,611)	138,220
Accounts payable	816,919	(1,723,143)	(4,367,208)
Revenue payable	353,148	(1,595,443)	2,363,717
Accrued interest	(250,965)	(343,387)	343,401
Accrued expenses	(56,161)	89,106	543,000
Net cash provided by operating activities	3,643,851	16,247,177	18,152,640

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for acquisitions, development and exploration	(6,981,247)	(10,190,020)	(44,250,250)
Cash paid for furniture, fixtures and other	(17,522)	(5,230)	(86,814)
Increase (decrease) in advances from joint interest owners	1,164,414	(612,222)	(5,106,012)
Proceeds from property sales	24,309,000	539,450	7,500,000
Net cash provided by (used in) investing activities	18,474,645	(10,268,022)	(41,943,076)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under line of credit	1,000,000	13,000,000	42,000,000
Repayment of borrowings	(29,000,000)	(9,455,031)	(20,000,000)
Cash paid for debt and stock issuance costs	(2,146,894)	—	(161,057)
Repurchase of convertible notes	(54,400)	—	—
Payment of deposit	(500,000)	—	—
Exercise of options to purchase common stock	—	—	1,161,284
Net cash (used in) provided by financing activities	(30,701,294)	3,544,969	23,000,227

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(8,582,798)	9,524,124	(790,209)

CASH AND CASH EQUIVALENTS:

BEGINNING OF PERIOD	10,577,340	1,053,216	1,843,425

END OF PERIOD	$1,994,542	$10,577,340	$1,053,216

GASCO ENERGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,
	2010	2009

PRODUCTION INFORMATION
Gas production	1,007,691 Mcf	988,764 Mcf
Gas price	$3.64 per Mcf	$4.09 per Mcf

Oil production	8,154 Bbl	9,004 Bbl
Oil price	$69.95 per Bbl	$55.79 per Bbl

Equivalent production (Mcfe)	1,056,615	1,042,788

REVENUES
Gas	$3,663,640	$4,041,997
Oil	570,346	502,372
Gathering	—	2,280,879
Total	4,233,986	6,825,248

OPERATING EXPENSES
Lease operating	2,129,108	1,684,426
Gathering operations	—	707,812
Transportation and processing	1,076,573	—
Depletion, depreciation and amortization	800,858	895,812
Gain on sale of assets, net	—	(39,803)
General and administrative	1,600,668	2,399,006
Total	5,607,207	5,647,253

OPERATING INCOME (EXPENSE)	(1,373,221)	1,177,995

OTHER INCOME (EXPENSE)
Interest expense	(1,423,062)	(1,537,537)
Derivative gains (losses)	(52,256)	788,637
Amortization of deferred income from sale of assets	50,613	—
Interest income	6,990	14,343
Total	(1,417,715)	(734,557)

NET INCOME (LOSS)	$(2,790,936)	$443,438

NET INCOME (LOSS) PER COMMON SHARE
BASIC AND DILUTED	$(0.03)	$0.00

The non-GAAP (Generally Accepted Accounting Principles in the United States of America) measure “net income (loss) excluding convertible note transactions” (adjusted net income) is presented because management believes that it provides useful additional information to investors for analysis by adjusting net income for unusual items to allow for easier comparison from period to period.

In addition, adjusted net income is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or any other income or profitability measures prepared in accordance with GAAP.  Because adjusted net income excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the amounts presented may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Income (loss) to Non-GAAP Net Income (loss) Excluding Convertible Note Transactions

Twelve Months Ended
Dec. 31, 2010

Net income (loss) as presented	$10,127,020

Less: gain on extinguishment of debt	$15,772,441

Less: derivative gain mark to fair value at 9/15/10	$6,840,392

Add back: 30% auto convert reduction in debt discount and deferred financing costs	$11,557,681

Net income (loss)excluding convertible note transactions	$(928,132)